                               SERVICES AGREEMENT

     THIS SERVICES AGREEMENT ("Agreement") is made and entered into as of the 24th day of April, 2002 by and between NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION (the "Insurance Company"), and AMERICAN CENTURY INVESTMENT SERVICES, INC. ("Distributor").

     WHEREAS, pursuant to that certain Participation Agreement (the "Participation Agreement") by and between the Insurance Company and Distributor of even date herewith, Distributor is making shares of certain mutual funds listed in Schedule A to the Participation Agreement, as such schedule may be amended from time to time by mutual written consent of the parties (the "Funds") available to the Insurance Company for use as investment options under certain individual variable annuity and variable life insurance contracts listed in Schedule A to the Participation Agreement as such schedule may be amended from time to time by mutual written consent of the parties (the "Contracts"); and

     WHEREAS, on the terms and conditions hereinafter set forth, Distributor desires to retain the Insurance Company to perform certain administrative services on behalf of the Funds, and the Insurance Company is willing and able to furnish such services or cause such services to be furnished;

     NOW, THEREFORE, the Insurance Company and Distributor agree as follows:

     1. ADMINISTRATIVE SERVICES. The Insurance Company agrees to provide those administrative services for the Contract owners specified in Exhibit A hereto (the "Administrative Services"). The Insurance Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the provision of the Administrative Services. Upon request, the Insurance Company will provide Distributor or its representatives reasonable information regarding the Administrative Services being provided and its compliance with the terms of this Agreement.

     2. DISTRIBUTION SERVICES. The Insurance Company agrees to provide those distribution services specified in Exhibit B hereto (the "Distribution Services"). The Insurance Company agrees that it will comply with all laws, rules and regulations applicable to the provision of the Distribution Services.

     3.   COMPENSATION AND EXPENSES.

     (a) The Separate Accounts listed on Schedule A to the Participation Agreement shall be the sole shareholder of Fund shares purchased for the Contract owners pursuant to this Agreement (the "Record Owner").



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     (b)  Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the performance of the Administrative Services under this Agreement by the Insurance Company, Distributor will pay the Insurance Company a fee (the "Administrative Services Fee") equal to __ basis points (_______) per annum of the average aggregate amount invested by the Insurance Company in Class II shares of the Funds. The payments received by the Insurance Company under this Section 3(b) are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

     (c) In consideration of performance of the Distribution Services under this Agreement, Distributor will pay the Insurance Company a fee (the
"Distribution Fee") of    basis points         of the average aggregate amount
invested by the Insurance Company in Class II shares of the Funds.

     (d) For the purposes of computing the payments to the Insurance Company contemplated by this Section 3, the average aggregate amount invested by the Insurance Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Insurance Company's aggregate investment (i.e., the sum of the share net asset value multiplied by total number of shares of the Funds held by the Insurance Company) at the end of each business day during the calendar month and dividing the sum by the total number of business days during such month.

     (e) Distributor will calculate the amount of the payments to be made pursuant to this Section 3 at the end of each calendar month and will make such payment to the Insurance Company within 30 days thereafter. The check for such payments will be accompanied by a statement showing the calculation of the amounts being paid by Distributor for the relevant months and such other supporting data as may be reasonably requested by the Insurance Company and shall be mailed to:

                         New York Life Insurance Company
                         51 Madison Avenue, Room 2304
                         New York, New York 10010
                         Attention: Olga Jaureguilorda
                         Phone No.: (212) 576-5910
                         Fax No.: (212) 447-1883

     4. TERM AND TERMINATION. This Agreement shall commence on the first day written above and shall continue in effect for so long as the Insurance Company provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to the Funds, or until terminated in accordance with this Section 4. Any party may terminate this Agreement, without penalty, on 90 days' written notice to the other party. This Agreement will terminate automatically upon the termination of the Participation Agreement.

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     Notwithstanding any such termination, Distributor will remain obligated to pay the Insurance Company the fees specified in Section 3 above with respect to the shares of the Funds attributable to any Contract owners as of the date of such termination, as follows: (a) for the Administrative Services Fee, for a period of two years after the date of such termination, and (b) for the Distribution Fee, for so long as the Insurance Company continues to provide the Distribution Services. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to shares of the Funds for which a fee continues to be due subsequent to such termination.

     5. NON-EXCLUSIVITY. Both parties acknowledge and agree that this Agreement and the arrangement described herein are intended to be non-exclusive and that each party is free to enter into similar agreements and arrangements with other entities.

     6. AMENDMENT. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

     7. NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be deemed to have been duly given when delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by written notice from such party to all other parties.

     To Insurance Company:

                         New York Life Insurance and Annuity Corporation 51 Madison Avenue
                         New York, New York 10010
                         Attention: Robert D. Rock
                         Fax No.: (212) 576-6905

     To Distributor:
                         American Century Investment Services, Inc.
                         4500 Main Street
                         Kansas City, Missouri 64111
                         Attention: Janet A. Nash, Esq.
                         Fax No.: (816) 340-4964

Any notice, demand or other communication given in a manner prescribed in this
Section 7 shall be deemed to have been delivered on receipt.


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     8.   SUCCESSORS AND ASSIGNS.  This Agreement may not be assigned without the written consent of both parties to the Agreement at the time of such assignment. This Agreement shall be binding upon and inure to the benefit both parties hereto and their respective permitted successors and assigns.

     9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     10. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     11. INTENDED BENEFICIARIES. Nothing in this Agreement shall be construed to give any person or entity other than the parties any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties.

     12. APPLICABLE LAW. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Maryland without reference to the conflict of law principles thereof.

     13. ENTIRE AGREEMENT. This Agreement, including the attachments hereto, constitutes the entire agreement between the parties regarding the provision of, and payment for, the Administrative Services and the Distribution Services described herein and supersedes all previous agreements, written or oral, with respect to such matters.

     If the foregoing correctly sets forth our understanding, please indicate your agreement to and acceptance thereof by signing below, whereupon this Agreement shall become a binding agreement between us as of the latest date indicated.

                                   AMERICAN CENTURY INVESTMENT
                                   SERVICES, INC.



                                   By: /s/ William M. Lyons
                                       ------------------------------------
                                   Name:  William M. Lyons
                                   Title: Executive Vice President
                                   Date:  4/24/02

     We agree to and accept the terms of the foregoing Agreement.

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                                             NEW YORK LIFE INSURANCE AND
                                             ANNUITY CORPORATION


                                             By: /s/ Robert D. Rock
                                                 -------------------------------
                                             Name: Robert D. Rock
                                                   -----------------------------
                                             Title: Senior Vice President
                                                    ----------------------------
                                             Date: 4/19/02
                                                   -----------------------------










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                                   EXHIBIT A

                            ADMINISTRATIVE SERVICES


Pursuant to the Agreement to which this is attached, the Insurance Company shall perform all administrative and shareholder services required or requested under the Contracts with respect to the Contract owners:

     1. Maintain separate records for each Contract owner and Separate Account, which records shall reflect the shares purchased and redeemed and share balances of such Contract owners. The Insurance Company will maintain a single master account with each Fund on behalf of the Contract owners and such account shall be in the name of the Insurance Company (or its nominee) as the record owner of shares owned by the Contract owners.

     2. Disburse or credit to the Contract owners all proceeds of redemptions of shares of the Funds.

     3. Prepare and transmit to the Contract owners, as required by law or the Contracts, periodic statements showing the total number of shares owned by the Contract owners as of the statement closing date, purchases and redemptions of Fund shares by the Contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (reinvested in Fund shares), and such other information as may be required, from time to time, by the Contracts.

     4. Transmit purchase and redemption orders to the Funds on behalf of the Contract owners in accordance with the procedures set forth in the Participation Agreement.

     5. Distribute to the Contract owners copies of the Funds' prospectus, proxy materials, periodic fund reports to shareholders and other materials required to be sent by the Funds to shareholders by applicable law.

     6. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Contracts.

     7. Provide telephonic support for Contract owners with respect to Fund inquiries (not including information about performance or related to sales).

     8. Provide other administrative support for the Funds as mutually agreed between the Insurance Company and the Distributor.



                                      A-1

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                                   EXHIBIT B

                             DISTRIBUTION SERVICES

Pursuant to the Agreement to which this is attached, the Insurance Company shall perform distribution services for Class II shares of the Funds, including, but not limited to, the following:

1. Receive and answer correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports.

2. Provide facilities to answer questions from prospective investors about Fund shares.

3. Assist investors in completing application forms and selecting account options.

4. Provide other reasonable assistance in connection with the distribution of Fund shares.


                                      B-1